UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 19, 2005

Applied Micro Circuits Corporation

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-23193	94-2586591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6290 Sequence Drive, San Diego, California 92121

(Address of Principal Executive Offices)

(858) 450-9333

(Registrants telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 19, 2005, our Board of Directors approved a compensation arrangement for the Chairman of the Board so long as that role is filled by a director who is not our employee. Beginning with the fiscal year ending March 31, 2006, the Chairman of the Board will be paid an annual retainer of $24,000, payable in arrears in equal quarterly installments, and will receive an annual grant of an option to purchase 10,000 shares of our common stock. Each option will be granted under our 1992 Stock Option Plan, will have an exercise price equal to the fair market value of our common stock on the date of grant, and will vest in 12 equal monthly installments subject to the Chairman of the Board’s continued service. The portions of the option that vest will be exercisable for the ten-year term of the option. The option will be automatically granted on the first day of each fiscal year (April 1st) except for this year; the option for fiscal 2006 will be granted on the first day on which the trading window under our Insider Trading Policy next opens. Cesar Cesaratto who is not our employee became Chairman of the Board on March 21, 2005.

On April 19, 2005, our Board of Directors also approved the continuation of the automatic annual grant of an option to purchase 50,000 shares to each director who is not our employee and has served as a director for at least six months prior to the date of grant. In previous years, these options had been automatically granted on April 1st under the Company’s 1997 Directors’ Stock Option Plan, which no longer had sufficient shares in the plan reserve and has been terminated. Commencing April 1, 2006, each option will be granted under our 1992 Stock Option Plan. The options will continue to have an exercise price equal to the fair market value of our common stock on the date of grant and vest in 12 equal monthly installments subject to the optionee’s continued service. The portions of the option that vest will be exercisable for the ten-year term of the option.

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED MICRO CIRCUITS CORPORATION

Date: April 25, 2005	By:	/s/ Jeffrey A. Blazevich
Jeffrey A. Blazevich
Vice President, Controller and Chief Financial Officer

3.